UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2025

Palladyne AI Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39897	85-2838301
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 South 500 West, Suite 150
Salt Lake City, Utah		84101
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 927-7296

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PDYN	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of Common Stock at an exercise price of $69.00 per share	PDYNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities

On November 14, 2025, Palladyne AI Corp. (the "Company"), issued 2,672,013 shares of the Company's Common Stock, par value $0.0001 per share (the “Common Stock”), in accordance with the terms and subject to the conditions set forth in the Agreement and Plan of Merger (the “GuideTech Merger Agreement”) by and among the Company, Palares I Inc., a Utah corporation and wholly owned subsidiary of Parent (“Merger Sub I”), Palares LLC, a Utah limited liability company and wholly owned subsidiary of Parent (“Merger Sub II”), GuideTech, LLC, a Utah limited liability company (“GuideTech”) and certain individual equity holders of GuideTech (the “Members”). Pursuant to the GuideTech Merger Agreement, the Company may also issue additional shares of Common Stock in connection with an earnout, in an amount not to exceed $25.0 million. The exact number of shares of Common Stock to be issued will depend upon whether earnout targets are achieved, the market value of the Common Stock, the working capital and other adjustments to the Purchase Price set forth in the GuideTech Merger Agreement, including offsets, if any, for indemnification obligations, and whether the earnout consideration will be paid in cash or Common Stock, at the Company’s election. In no event will the Company issue a number of shares of Common Stock equal to or in excess of 19.9% of the number of shares of Common Stock outstanding before the issuance of shares in this transaction without stockholder approval. The offer and sale of the Common Stock is being made in reliance on the exemption from registration afforded under Section 4(a)(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D under the Securities Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2025, based on the recommendation of the Compensation Committee of the Company’s board of directors given after multiple meetings and discussions and after receiving the advice of outside, independent advisors, the Company’s board of directors approved new restricted stock unit awards to our Chief Executive Officer and certain other executives covering 5,360,659 shares of the common stock of the Company, subject to the Company’s attainment of the following stock price goals and vesting requirements.

The Company will seek approval of these executive restricted stock unit awards at its next annual meeting of stockholders, or at an earlier special meeting of stockholders called for this purpose. If stockholder approval is not received, each of the awards will terminate without vesting.

Vesting Tranche	Stock Price Goal	Vesting Condition
1	$20.00

25% on attainment of the stock price goal, and an additional 25% on the six-, twelve- and eighteen-month anniversaries of this attainment, subject to the executive’s continued service through each vesting date

2	$25.00
3	$30.00
4	$35.00
5	$40.00

25% on attainment of the stock price goal, and an additional 25% on the three-, six-, and twelve-month anniversaries of this attainment, subject to the executive’s continued service through each vesting date

6	$45.00
7	$50.00
8	$55.00
9	$60.00

33.3% on attainment of the stock price goal, an additional 33.3% on the three-month anniversary of this attainment, and an additional 33.4% on the six-month anniversary of this attainment, subject to the executive’s continued service through each vesting date

10	$65.00

Each award will be divided into 10 equally-sized tranches. The stock price goal for each tranche will be met only when the closing price per share of the Company’s common stock meets or exceeds (and does not drop below) the stock price goal on a sustained basis for a period of 60 consecutive trading days.

If the stock price goal for a tranche is achieved, the number of restricted stock units that will be eligible for vesting for that tranche on a vesting date will be based on the increase in value of the Company’s stock from the time of grant to the time of vesting. The increase in value will be determined by multiplying (a) the number of units subject to the tranche scheduled to vest on that vesting date by (b) (i) the excess, if any, of the volume-weighted average closing price of the Company’s common shares for the 20-trading day period prior to and including the vesting date over the volume-weighted average closing price of the Company’s common shares for the 20-trading day period ending on and including November 15, 2025 divided by (ii) by the volume-weighted average closing price of the Company’s common shares for the 20-trading day period prior to and including the vesting date.

On termination of the executive’s service due to a termination by the Company without cause or by the executive for good reason (in each case within the meaning of the executive’s employment agreement), if executive otherwise satisfies the conditions for payment of severance under the executive’s employment agreement, including executive’s release of claims against the Company, then executive will become vested in all tranches for which the stock price goal has been achieved prior to the date of such termination.

On termination of the executive’s service due to the executive’s death or by the Company for disability (within the meaning of the executive’s employment agreement), or, for Mr. Wolff only, if he continues to be a member of our board of directors after he ceases to be an employee and subsequently ceases to be a director because he is not nominated for reelection or he is not reelected, if executive satisfies the condition of receipt of severance under executive’s employment agreement applicable to termination by the Company without cause, including executive’s release of claims against the Company, then executive will become vested in all tranches for which the stock price goal has been achieved prior to the date of such termination.

In the event of a change in control (which has the same definition used in the Company’s stockholder-approved 2021 Equity Incentive Plan) that occurs before achievement of the stock price goal for any tranche, achievement will be measured based on the closing price of our common stock on the last trading day prior to closing of the change in control, any tranche for which the stock price goal is met as so measured will vest in full on the executive’s continued service through the closing date and any tranche for which the stock price goal is not met as so measured will be forfeited.

The numbers of shares subject to these executive restricted stock unit awards are 4,470,942 for our Chief Executive Officer, Benjamin Wolff; 447,094 for Denis Garagic, our Chief Technology Officer and co-founder; and 147,541 each for Trevor Thatcher, our Chief Financial Officer, Kristi Martindale, our Chief Commercial Officer, and Stephen Sonne, our Chief Legal Officer and Secretary. If there is a change in our capitalization that would result in an adjustment of the number of shares under the terms of our stockholder-approved equity plan, the number of shares subject to these awards will be adjusted in the same manner.

The foregoing description of the restricted stock unit awards is qualified in its entirety by reference to the form of Stand-Alone Restricted Stock Unit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On November 17, 2025, the Company issued a press release announcing the completion of the transactions contemplated in the GuideTech Merger Agreement and the Membership Purchase Agreement dated November 14, 2025 by and among the Company, Palladyne Corp., a wholly owned subsidiary of the Company, Crucis Partners, LLC, Warnke Precision Machining, LLC, MKR Fabrication, LLC, MKR Fabrication Properties, LLC, and certain other parties named therein (the "Crucis Membership Purchase Agreement"). A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

The Company announces material information to the public through a variety of means, including filings with the SEC, public conference calls, the Company’s website (https://www.palladyneai.com/), its investor relations website (https://investor.palladyneai.com/), and its news site (https://www.palladyneai.com/press/). The Company uses these channels, as well as its social media, including its X (@PalladyneAI) and LinkedIn accounts (https://www.linkedin.com/company/palladyneaicorp/), to communicate with investors and the public news and developments about the Company, its products and other matters. Therefore, the Company encourages investors, the media, and others interested in the Company to review the information it makes public in these locations, as such information could be deemed to be material information. The information that can be accessed through hyperlinks or website addresses included in this Current Report on Form 8-K and Exhibits 99.1 and 99.2 attached hereto is deemed not to be incorporated in or part of this Current Report on Form 8-K.

The information contained in this Item 7.01 (including Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Current Report on Form 8-K shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

On November 14, 2025, the Company completed its acquisition of GuideTech (the “Closing”), pursuant to the GuideTech Merger Agreement. Pursuant to the GuideTech Merger Agreement, Merger Sub I merged with and into GuideTech, with GuideTech continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “First Merger”). Immediately following the First Merger, and as part of the same overall transaction, GuideTech merged with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Second Merger, and together with the First Merger, the “Merger”). The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

Under the terms of the GuideTech Merger Agreement, the Company issued to the Members (i) 2,672,013 shares of Company Common Stock, par value $0.0001 per share, (the “Common Stock”) valued at $20,000,000 based on the volume weighted average closing price per share of Company Common Stock on Nasdaq for 10 consecutive trading days ending on the third business day immediately preceding the date of the Closing (the “Stock Consideration”), and (ii) a cash payment of $5,000,000 (the “Cash

Consideration” and together with the Stock Consideration, the “Purchase Price”). Payment of the Purchase Price at Closing was subject to customary adjustments for outstanding indebtedness, transaction expenses and working capital. 267,202 shares of the Stock Consideration are subject to a lock-up for 18 months following the acquisition and will serve as security for certain indemnification obligations of the Members and any post-closing adjustments to the Purchase Price. In addition, the Members will be eligible to receive up to $25,000,000 in additional consideration, payable in cash or shares of Common Stock as determined by the Company in its sole discretion (the “Earnout” and, together with the Purchase Price, the “Merger Consideration”), conditioned upon achievement of certain net revenue milestones attributable to eligible GuideTech products and services over the five year period ending on December 31, 2030. In no event will the Company issue as Merger Consideration a number of shares equal to or in excess of 19.9% of the number of shares of Common Stock outstanding before the issuance of such shares in the Merger without stockholder approval.

The Company is required to file a registration statement for the Merger Consideration issued or issuable in Common Stock pursuant to the GuideTech Merger Agreement as soon as practicable but no later than 90 days following the Closing, and to use commercially reasonable efforts to cause the registration statement to be declared effective as soon as reasonably practicable after filing.

The Merger Agreement contains customary representations and warranties by GuideTech and the Company Members, and indemnification obligations of the Company Members arising from breach of representations, certain specified matters, covenant breaches or fraud. The breach of certain representations and warranties provided by GuideTech beyond certain stated amounts is covered through a representation and warranty insurance policy held by the Company.

Separately, on November 14, 2025, the Company also completed the acquisition of Warnke Precision Machining, LLC, MKR Fabrication, LLC and MKR Fabrication Properties, LLC (the "Crucis Acquisition") pursuant to the Crucis Membership Purchase Agreement. The companies acquired in the Crucis acquisition bring certain debt obligations and ownership of certain real estate, and the Company made an immaterial cash payment to the Sellers in connection with the acquisition.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Form of Stand-Alone Restricted Stock Unit Agreement
99.1	Press Release dated November 17, 2025
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Palladyne AI Corp.

Dated:	November 17, 2025	By:	/s/ Stephen Sonne
		Name: Title:	Stephen Sonne Chief Legal Officer & Secretary